Contact: Jeffrey M. O'Connell

Phone: (770) 645-4800

BWAY HOLDING COMPANY

ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

Atlanta, GA, January 5, 2009 - BWAY Holding Company (NYSE: BWY) announced today that Michael B. Clauer has been appointed to the office of Executive Vice President and Chief Financial Officer of the Company. He succeeds Kevin C. Kern, who has been named Chief Administrative Officer.

Mr. Clauer, 51, brings significant financial and operational management experience to the Company. From 2000 to 2006 Mr. Clauer served in various senior management positions with Apogee Enterprises, Inc. a provider of distinctive value-added glass solutions for the architectural and picture framing industries, including Chief Financial Officer, Executive Vice President responsible for operations, and President of various business units. Prior to his tenure with Apogee, Mr. Clauer served as Chief Financial Officer of Open Port Technology, Inc., and Budget Group Inc. (Budget Rent A Car and Ryder Truck Rentals). Mr. Clauer also served previously in various financial positions with PepsiCo, Inc. More recently, Mr. Clauer has provided consulting and business advisory services to a number of manufacturing and consumer products companies.

Ken Roessler, BWAY's President and CEO, said, "We are very fortunate to have someone of Mike's caliber join BWAY's management team. He brings with him many years of finance and operational experience that will greatly benefit BWAY as we continue striving to improve our business as well as enhance profitability and cash flow. We are also excited to have Kevin move into his new role as Chief Administrative Officer. This appointment, along with the addition of Mike, has helped round out and strengthen our senior management team."

BWAY Corporation is the leading manufacturer of rigid steel and plastic containers for the general line category of the North American container industry.